Exhibit 99.1

PRESS RELEASE

Electronic Cigarettes International Group Improves Financial Strength
with $9.0 Million Financing from an Existing Investor

GOLDEN, COLORADO, January 12, 2016 - Electronic Cigarettes International Group, Ltd. (The “Company”) (OTCBB: ECIG) today announced that on January 12, 2016 it completed a $9.0 million term loan financing with one of the Company’s long-term existing investors.

The principal use of the proceeds will be to fund the recently announced settlement agreement with Fontem Ventures and to satisfy prior debt obligations.

The Company issued 45.2 million warrants as a component of the financing, with an exercise price of $0.25 per share.

“This latest round of financing once again reflects strong investor support for ECIG and further right sizes the Company’s financial position. The new capital enhances the Company’s flexibility to pursue various growth opportunities both domestically and internationally, including the expansion of essential marketing and distribution capabilities,” said Dan O'Neill, Chief Executive Officer of Electronic Cigarettes International Group, Ltd. “With a stronger balance sheet, the Company continues to make progress against the six strategic pillars and is now better positioned to achieve long term profitable growth.”

About Electronic Cigarettes International Group, Ltd. (ECIG)

Electronic Cigarettes International Group (ECIG) is dedicated to providing a compelling alternative to traditional cigarettes for the more than 1 billion current smokers around the world. ECIG offers consumers a full product portfolio that incorporates product quality and the latest technology. The Company’s website is www.ecig.co.

PRESS RELEASE

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of ECIG, including statements regarding ECIG’s expectation to see continued growth. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and other factors are disclosed in the Company's filings with the Securities and Exchange Commission. Unless required by applicable law, ECIG undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries please contact:

The Piacente Group, Inc.
Don Markley, 212-481-2050

ecig@thepiacentegroup.com

www.ecig.co

Follow us on social media:

Facebook: @Electronic Cigarettes International Group, Ltd.

Twitter: @ECIGCorporate